EXHIBIT 21


         Listed below are the subsidiaries of the Registrant, along with the total number of active subsidiaries directly or indirectly owned by each as of April 9, 2004. Ownership is 100% unless indicated otherwise.

                                                        U.S.            Non-U.S.

Caspian Services Group Limited, Kazakhstan                                  2
         CJSC Bauta, Kazakhstan(1)
         Bautino Development Company LLP, Kazakhstan(2)


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1 56% owned subsidiary of Caspian.
2 50% owned subsidiary of Caspian.